Exhibit 99.1

Contacts:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES THIRD QUARTER FISCAL 2011 RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, Mass., November 10, 2011 -- ArQule, Inc. (NASDAQ: ARQL) today reported its results of operations for the fiscal quarter and nine months ended September 30, 2011.

The Company reported a net loss of $2,260,000 or $0.04 per share for the quarter ended September 30, 2011, compared to a net loss of $6,394,000 or $0.14 per share for the quarter ended September 30, 2010.  For the nine-month period ended September 30, 2011, the Company reported a net loss of $14,530,000 or $0.28 per share compared to a net loss of $24,373,000 or $0.55 per share, for the same period in 2010.

At September 30, 2011, the Company had a total of $124,946,000 in cash, equivalents and marketable securities.

Recent Operational Highlights

Tivantinib (ARQ 197)
•
Initiation of patient recruitment in the newly opened Phase 3 ATTENTION trial of tivantinib in combination with erlotinib in non-squamous non-small cell lung cancer (NSCLC) patients with wild-type EGFR in Japan and other Asian countries by Kyowa Hakko Kirin Co., Ltd., ArQule’s partner in the Asian territory;

•	Completion of patient recruitment in the Phase 2 trial with tivantinib, an oral, selective inhibitor of the c-MET receptor tyrosine kinase, in hepatocellular carcinoma (HCC).

Product Pipeline
•
Execution of a license agreement by Daiichi Sankyo Co., Ltd. for the development of a new AKT inhibitor called ARQ 092, the first compound to emerge from the companies’ 2008 agreement to collaborate on research utilizing ArQule’s AKIP™ (ArQule Kinase Inhibitor Platform) technology.

“With the initiation of patient recruitment by Kyowa Hakko Kirin in the ATTENTION trial in Asia, the worldwide Phase 3 clinical trial program for tivantinib in NSCLC is in place following the initiation of the MARQUEE trial in the West by our partner Daiichi Sankyo early this year,” said Paolo Pucci, chief executive officer of ArQule.  “We view the beginning of the Asian trial as further validation of the commercial potential of tivantinib in this important part of the world.

“We have recently completed enrollment in our single agent Phase 2 trial of tivantinib in HCC,” said Mr. Pucci.  “Pending the occurrence of events and independent review of findings, we will complete data analyses and expect to have data available very early in 2012.

“Our oncology drug discovery collaboration with Daiichi Sankyo has reached an important milestone with the decision announced today to license ARQ 092, an inhibitor of the AKT protein kinase,” said Mr. Pucci.  “This compound is the first to emerge from the close scientific collaboration between the two companies based on our AKIP™ technology.”

Revenues and Expenses

The Company reported total revenues of $11,954,000 for the quarter ended September 30, 2011, compared to revenues of $8,270,000 for the quarter ended September 30, 2010.  Revenues for the nine months ended September 30, 2011 were $30,806,000, compared to revenues of $21,701,000 for the nine months ended September 30, 2010.

The revenue increase in the quarter ended September 30, 2011 is primarily due to revenue recognized from the milestone payment from Kyowa Hakko Kirin received in August 2011 upon initiation of their Phase 3 ATTENTION clinical trial in Asia.  The revenue increase in the nine months ended September 30, 2011 is primarily due to increased revenues from the Company’s AKIP™ collaboration with Daiichi Sankyo Co. Ltd. and revenue recognized from the milestone payment from Kyowa Hakko Kirin.

For the quarter ended September 30, 2011, the Company reported total costs and expenses of $14,235,000, compared to total costs and expenses of $14,648,000 for the quarter ended September 30, 2010.  Total costs and expenses for the nine months ended September 30, 2011 were $45,559,000, compared to $46,265,000 for the same period in 2010.

Research and development costs for the three and nine-month periods ended September 30, 2011 were $11,108,000 and $35,337,000 respectively, compared with $11,475,000 and $36,237,000 for the 2010 three and nine-month periods.

General and administrative costs for the three and nine-month periods ended September 30, 2011 were $3,127,000 and $10,222,000, respectively, compared with $3,173,000 and $10,028,000 for the 2010 three and nine-month periods.

Financial Guidance

As a result of a Daiichi Sankyo milestone payment related to initiation of the clinical development of ARQ 092, as well as the timing of expenses incurred in connection with the Phase 3 MARQUEE clinical trial of tivantinib, the Company is revising its financial guidance for 2011 as follows.

ArQule expects net use of cash to range between $27 and $31 million.  Revenues are expected to range between $38 and $42 million.  Net loss is expected to range between $18 and $22 million, and net loss per share to range between $(0.33) and $(0.41).  ArQule expects to end 2011 with between $103 and $107 million in cash, equivalents and marketable securities, reflecting expected fourth quarter expenditures related to the MARQUEE trial.

Investor Conference Call

ArQule will host an investor conference call today at 9:00 a.m.

Date:	Thursday, November 10, 2011
Time:	9:00 a.m. Eastern Time

Conference Call Dial-In Numbers
Domestic:	(877) 868-1831
International:	(914) 495-8595
Webcast:	http://www.ArQule.com

A replay of the conference call will be available beginning approximately two hours after its completion for seven days and can be accessed by dialing toll-free 1-855-859-2056 and 1-404-537-3406 from outside the U.S.  For archived calls, the access code is 21439016.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company’s pipeline consists of ARQ 621, designed to inhibit the Eg5 kinesin motor protein, and ARQ 736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s financial guidance for 2011 (including estimates of net use of cash, revenues, net loss, net loss per share and cash and marketable securities at the end of 2011) and its agreements with Daiichi Sankyo Co., Ltd. and Kyowa Hakko Kirin Co., Ltd.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 092 (an AKT inhibitor), ARQ 621 (an Eg5 inhibitor) and ARQ 736 (a RAF kinases inhibitor) may not demonstrate promising therapeutic effects; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company or Daiichi Sankyo, its partner, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the tivantinib license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of tivantinib on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Research and development revenue (1)	$11,954	$8,270	$30,806	$21,701

Costs and expenses:
Research and development	11,108	11,475	35,337	36,237
General and administrative	3,127	3,173	10,222	10,028
Total costs and expenses	14,235	14,648	45,559	46,265

Loss from operations	(2,281)	(6,378)	(14,753)	(24,564)

Interest income	77	47	244	574
Interest expense	(6)	(12)	(18)	(267)
Other expense, net (2)	(50)	(51)	(3)	(666)
Loss before taxes	(2,260)	(6,394)	(14,530)	(24,923)

Income tax benefit	—	—	—	550

Net loss	$(2,260)	$(6,394)	$(14,530)	$(24,373)

Basic and diluted net loss per share:
Net loss per share	$(0.04)	$(0.14)	$(0.28)	$(0.55)

Weighted average basic and diluted common shares outstanding	53,534	44,570	52,495	44,498

(1)
Research and development revenue is shown net of collaboration contra-revenue of $6.3 million and $15.0 million, and $0.8 million and $1.5 million for the three and nine months ended September 30, 2011 and 2010, respectively.

(2)	The nine months ended September 30, 2010 includes a net loss from auction rate securities and auction rate put option.

Balance sheet data (in thousands):	September 30, 2011	December 31, 2010

Cash, equivalents and marketable securities- short term	$105,929	$80,695
Marketable securities- long term	19,017	2,154
	$124,946	$82,849

Total assets	$134,498	$88,866

Notes payable	$1,700	$1,700

Stockholders’ equity (deficit)	$24,837	$(14,562)

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